Company Contact: Ultralife Corporation Philip Fain (315) 332-7100 pfain@ulbi.com	Investor Relations Contact: Lippert/Heilshorn & Associates Jody Burfening (212) 838-3777 jburfening@lhai.com

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – August 2, 2012 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating loss from continuing operations of $2.9 million on revenue of $18.7 million for the quarter ended July 1, 2012.  For the second quarter of 2011, the company reported operating income from continuing operations of $3.0 million on revenue of $43.1 million.

“Although we anticipated a tough year-over-year comparison, delays in closing a number of Communications Systems orders caused, in large part, second quarter revenue to fall below our forecast. In addition, budget tightening by our government/defense customers continued to slow down order flow for our Battery & Energy Products,” said Michael D. Popielec, Ultralife’s president and chief executive officer.  “In view of the soft battery demand we have seen this year, we took actions in the first quarter to align capacity with demand which produced a 460 basis point sequential improvement in gross margin for Battery & Energy Products for the quarter just ended.  And despite lower earnings, thanks to assiduous working capital management, we ended the quarter with cash on hand of $4.2 million.

“Our highest priority is to remain financially healthy while demand remains soft.  To that end, we have continued to make the tough decisions, aggressively reducing overhead costs and building more efficiencies into our operations, without compromising our new product development plans,” added Popielec.   “The gestation cycles for all of our new products are on track. Field tests are underway for our GenSet Eliminator™ demonstration units and we are building additional units in the third quarter to keep up with the testing demands.  In addition to building an opportunity funnel for these new products, we continue to advance highly attractive funded opportunities, both domestic and international, in our Communications Systems business.”

Second Quarter 2012 Financial Results

As previously announced, Ultralife intends to divest its RedBlack Communications business.  As a result, RedBlack’s results, which had been reported in the Communications Systems segment, and related divestiture costs have been reclassified as a discontinued operation.  In addition, during the second quarter of 2011, Ultralife completed the exit of the Energy Services business.  Prior year results for the Energy Services segment are also included in discontinued operations.  All revenue, gross margin and operating expense figures presented below represent results from continuing operations.

Revenue was $18.7 million, compared to $43.1 million for the second quarter of 2011, a 57% decline.   2011 revenue included sales, totaling $16.1 million, which did not recur in 2012.  Battery & Energy Products sales declined by $15.7 million to $15.5 million, primarily due to the absence of shipments to Defense Logistics Agency, which accounted for $4.6 million in the year-earlier period, the completion of the non-US portion of a large telematics order in 2011 for $4.0 million and a slower government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $3.2 million, compared to $11.9 for the same period last year, a decrease of $8.7 million, reflecting primarily last year’s shipment of SATCOM systems in the amount of $7.5 million and delays in closing amplifier orders.

Gross profit was $4.5 million, or 23.9% of revenue, compared to $11.6 million, or 26.8% of revenue, for the same quarter a year ago, a decrease of 290 basis points. Battery & Energy Products’ gross margin was 24.2%, a 100 basis point improvement over the 23.2% reported last year and a 460 basis point improvement over the 19.6% reported in the first quarter reflecting the aggressive realignment of our manufacturing operations.  Communications Systems’ gross margin was 22.1%, versus 36.3% last year.  This decline was a result of sales mix, which included a higher concentration of radio accessories and legacy products versus higher volumes of amplifiers and SATCOM systems in the year-earlier period, and the recording of a reserve related to the request by a strategically important customer to rework and upgrade certain McDowell products it purchased in 2008.

Operating expenses were $7.4 million, a decrease of $1.1 million from $8.5 million a year ago, primarily due to a 19% reduction in general & administrative expenses that reflects discretionary spending cuts and overhead reductions.  In addition, ongoing disciplined spending on new product development caused research & development expenses to decrease by 7%.  Selling expenses were 8% lower as a result of reduced sales. As a percent of revenue, operating expenses were 39.6%, compared to 19.8% a year ago.

Operating loss was $2.9 million for the second quarter of 2012, compared to operating income of $3.0 million for the same period in 2011, reflecting the impact of lower sales on gross margin, offset in part by the above-mentioned actions taken by management to reduce operating expenses.

Net loss from continuing operations was $3.2 million, or $0.18 per share, compared to net income of $2.8 million, or $0.16 per share, for the second quarter of 2011.  Net income from discontinued operations was $0.0 million, or $0.00 per share, compared to a net loss of $2.3 million, or $0.13 per share, for the same quarter last year.

Outlook

For 2012, management continues to expect high-single to low-double digit year-over-year revenue growth for its Communication Systems segment and China operations.  However, given the continued softness in the Battery & Energy Products segment, the company’s largest segment, management expects year-over-year total sales to decline by between 20% and 30%.  Having taken actions to reduce spending and align capacity, management believes that a return to operating profitability for the second half of 2012 is achievable with operating margin in the low- to mid-single digits.  The magnitude of the first half operating loss is expected to result in a total year operating loss.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended

	July 1,	July 3,	July 1,	July 3,
	2012	2011	2012	2011

Revenues:
Battery & energy products	$15,523	$31,239	$35,605	$55,487
Communications systems	3,183	11,873	10,602	15,540
Total revenues	18,706	43,112	46,207	71,027

Cost of products sold:
Battery & energy products	11,760	23,986	27,899	45,193
Communications systems	2,479	7,566	7,248	9,860
Total cost of products sold	14,239	31,552	35,147	55,053

Gross profit	4,467	11,560	11,060	15,974

Operating expenses:
Research and development	1,970	2,114	4,109	4,619
Selling, general, and administrative	5,429	6,409	11,172	12,254
Total operating expenses	7,399	8,523	15,281	16,873

Operating income (loss)	(2,932)	3,037	(4,221)	(899)

Other income (expense):
Interest income	2	1	3	2
Interest expense	(115)	(162)	(219)	(318)
Miscellaneous	(20)	(9)	32	290
Income (loss) from continuing operations before income taxes	(3,065)	2,867	(4,405)	(925)

Income tax provision-current	188	63	267	67
Income tax provision (benefit)-deferred	(17)	55	(5)	109
Total income taxes	171	118	262	176

Net income (loss) from continuing operations	(3,236)	2,749	(4,667)	(1,101)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	49	(2,325)	(22)	(4,178)

Net income (loss)	(3,187)	424	(4,689)	(5,279)

Net (income) loss attributable to noncontrolling interest	20	15	20	28

Net income (loss) attributable to Ultralife	$(3,167)	$439	$(4,669)	$(5,251)

Other comprehensive income (loss):
Foreign currency translation adjustments	(25)	60	123	287

Comprehensive income (loss) attributable to Ultralife	$(3,192)	$499	$(4,546)	$(4,964)

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$(0.18)	$0.16	$(0.27)	$(0.06)
Discontinued operations	$0.00	$(0.13)	$(0.00)	$(0.24)
Total	$(0.18)	$0.03	$(0.27)	$(0.30)
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$(0.18)	$0.16	$(0.27)	$(0.06)
Discontinued operations	$0.00	$(0.13)	$(0.00)	$(0.24)
Total	$(0.18)	$0.03	$(0.27)	$(0.30)

Weighted average shares outstanding - basic	17,396	17,296	17,376	17,286
Weighted average shares outstanding - diluted	17,396	17,308	17,376	17,286

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	July 1,	December 31,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$4,178	$5,486
Trade accounts receivable, net	15,611	19,903
Inventories	33,692	34,967
Prepaid expenses and other current assets	3,025	3,877
Total current assets	56,506	64,233

Property and equipment	12,714	12,588

Other assets:
Goodwill, intangible and other assets	23,771	23,994

Total Assets	$92,991	$100,815

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$357	$-
Accounts payable	10,748	13,766
Other current liabilities	7,924	9,392
Total current liabilities	19,029	23,158

Long-term liabilities:
Other long-term liabilities	4,517	4,431

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,881	1,874
Capital in excess of par value	173,087	172,309
Accumulated other comprehensive loss	(862)	(985)
Accumulated deficit	(96,949)	(92,280)
	77,157	80,918
Less -- Treasury stock, at cost	7,658	7,658
Total Ultralife equity	69,499	73,260
Noncontrolling interest	(54)	(34)
Total shareholders' equity	69,445	73,226

Total Liabilities and Shareholders' Equity	$92,991	$100,815